EXHIBIT 10.1
Travere Therapeutics, Inc.
3611 Valley Centre Drive, Suite 300
San Diego, CA 92130

April 19, 2022
Laura Clague

Re:    Retirement and Transition Agreement
Dear Laura:
This letter agreement (the “Agreement”) sets forth our mutual understanding regarding your planned retirement as Chief Financial Officer of Travere Therapeutics, Inc., a Delaware corporation (the “Company”).
1.RETIREMENT. You hereby inform the Company of your intent to voluntarily resign as the Company’s Chief Financial Officer, and from all other officer roles held by you at the Company or at any subsidiary of the Company, effective as of August 31, 2022, or such earlier date as is mutually agreed upon by you and the Company (the actual date of such resignation, the “Officer Resignation Date”).
2.TRANSITION. During the period between the Officer Resignation Date and the Employment Termination Date (as defined below) (the “Transition Period”), you shall continue to serve as an employee of the Company but will no longer have the powers, duties and responsibilities commensurate with the position of Chief Financial Officer. During the Transition Period, you will assist the Company in transitioning your former duties and responsibilities as Chief Financial Officer of the Company to your successor and/or other Company employees, and you will provide such other services and transition assistance as may be reasonably requested by the Company.
3.COMPENSATION. Prior to the Transition Period, you will continue to receive your current base salary of $471,000, and during the Transition Period, you will receive a reduced base salary of $330,000, in each case payable semi-monthly in equal installments in accordance with the Company’s normal payroll practices. You will remain eligible to receive your annual cash incentive bonus payment for 2022, with a target bonus percentage of 50%, as determined by the Company’s Board of Directors and/or its Compensation Committee based on the Company’s achievement of its performance goals for 2022. You will also remain eligible to participate in the Company’s cash incentive bonus program for 2023 (on a pro-rated basis based on the portion of the year you are employed by the Company), as determined by the Company’s Board of Directors and/or its Compensation Committee, with a reduced target bonus percentage of 40%. You will not be entitled to any further stock awards or equity grants from the Company but any stock awards and equity grants previously granted to you in accordance with their terms will continue to vest and become exercisable during the Transition Period. Prior to and during the Transition Period, you shall continue to be eligible for vacation and other benefits and expense reimbursement under Article 4 of the Employment Agreement (as defined below).

4.TERMINATION OF EMPLOYMENT. Effective as of March 31, 2023, or such earlier date following the Officer Resignation Date that you and the Company mutually designate in writing (the “Employment Termination Date”), your employment with the Company shall terminate. Upon the Employment Termination Date, the Company shall pay you all Accrued Compensation (as defined in the Employment Agreement), but subject to the following proviso and the proviso in Section 6 below, no other compensation or reimbursement of any kind, including without limitation, any severance compensation or benefits, will be paid, and thereafter the Company’s obligations under the Employment Agreement will terminate; provided, however, that the equity awards granted to you under, or subject to, the Company’s 2014, 2015 or 2018 Equity Incentive Plan and then held by you, other than the performance-based restricted stock units granted to you on January 31, 2020 and January 31, 2022 (the “Covered Awards”) shall be deemed to have been amended such that they shall continue to vest and become exercisable following the Employment Termination Date as if you had remained in Continuous Service (as defined in the applicable Equity Incentive Plan) to the Company, and any such equity award that is a stock option shall remain outstanding and exercisable until three months following the last vesting date with respect to any of the Covered Awards (i.e., the date on which the final tranche of vesting occurs with respect to the Covered Awards, taken as a whole), but no later than the end of the original full term of such stock option. For the sake of avoidance of doubt, in the event of a Change of Control (as defined in your Employment Agreement referred to below), any outstanding Covered Awards will be treated in accordance with the terms of the relevant Equity Incentive Plan, subject to Section 6 below to the extent applicable. The Covered Awards held by you as of the date hereof are listed on Exhibit A hereto, and such Exhibit shall be revised and updated as of the Employment Termination Date.
5.RELEASE. As a condition to the benefits provided in this Agreement to which you would not otherwise be entitled, you agree, on the Employment Termination Date, to execute and return to the Company the General Release attached as Exhibit A to the Employment Agreement (the “Release”), and to allow the Release to become effective.
6.EFFECT ON EMPLOYMENT AGREEMENT.  Except as expressly modified by this Agreement, your Employment Agreement dated March 3, 2015, as amended April 11, 2017 (the “Employment Agreement”) shall remain in full force and effect in accordance with its terms until the Employment Termination Date. You agree that neither your voluntary resignation pursuant to Section 1 of this Agreement, nor the termination of your employment pursuant to Section 4 of this Agreement, will give rise to any severance benefits under the Employment Agreement; provided, however, that in the event such termination of employment occurs within six (6) months prior to, or on or within twelve (12) months after, the consummation of a Change of Control, then you will be entitled to the severance benefits set forth in Section 6.8(a) of the Employment Agreement, subject to your execution of the Release and allowing it to become effective. For clarity, if any such applicable Change of Control is consummated following the Officer Resignation Date, then the “Base Salary” and “Target Annual Bonus” used to calculate the relevant severance benefits under Section 6.8(a) of the Employment Agreement, shall be the reduced base salary and target bonus percentage set forth in Section 3 above.
7.GENERAL. This Agreement, including its exhibits, and the Employment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures. The terms of any payments or benefits to be provided pursuant to this Agreement will be construed to the greatest extent possible so as to be exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

If this Agreement is acceptable to you, please sign below and return a copy to me.

Sincerely,
TRAVERE THERAPEUTICS, INC.

By: /s/ Eric Dube

Name: Eric Dube, Ph.D.

Title: Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Laura Clague
Laura Clague

April 19, 2022
Date

EXHIBIT A

LIST OF COVERED AWARDS

Grant Date (1)	Type	Strike	Granted	Exercised or RSU Vested at 4/19/22	Options Vested at 4/19/22	Vested, Outstanding at 4/19/22	To Vest by 3/31/23 (2)	Unvested at 3/31/23 (2)
1/31/2022	Option	$27.50	39,360	—	—	—	11,480	27,880
1/31/2022	RSU	$—	9,840	—	—	—	2,460	7,380
1/21/2021	Option	$26.88	57,500	—	16,770	16,770	14,375	26,355
1/21/2021	RSU	$—	15,000	3,750	—	—	3,750	7,500
1/31/2020	Option	$15.46	55,000	—	29,791	29,791	13,750	11,459
1/31/2020	RSU	$—	9,000	4,500	—	—	2,250	2,250
5/9/2019	Option	$17.96	40,000	—	29,166	29,166	9,167	1,667
5/9/2019	RSU	$—	6,000	3,000	—	—	1,500	1,500
5/10/2018	Option	$25.25	48,000	—	47,000	47,000	1,000	—
5/10/2018	RSU	$—	10,000	7,500	—	—	2,500	—
5/17/2017	Option	$17.44	60,000	—	60,000	60,000	—	—
5/19/2016	Option	$16.23	60,000	—	60,000	60,000	—	—
7/1/2015	Option	$32.49	60,000	—	60,000	60,000	—	—
11/17/2014	Option	$9.45	100,000	—	100,000	100,000	—	—
				18,750	402,727	402,727	62,232	85,991

(1)	Does not include PRSUs granted on January 31, 2020 or January 31, 2022, which are not Covered Awards, but which remain outstanding until the Employment Termination Date.
(2)	Assumes the Employment Termination Date occurs on March 31, 2023.